Exhibit 99.1

THE HOWARD HUGHES CORPORATION® COMPLETES SALE OF 80 SOUTH STREET

China Oceanwide Holdings Closes on Prime Lower Manhattan Development Site for $390 Million

NEW YORK (March 16, 2016) - The Howard Hughes Corporation® (NYSE: HHC) announced today the closing of the sale of 80 South Street to China Oceanwide Holdings for $390 million. The company expects to recognize a pre-tax gain of approximately $140 million during the quarter ended March 31, 2016. The 42,694 square foot zoning lot adjacent to the Historic District at the Seaport is capable of supporting 817,784 square feet of fully entitled development rights.

“We are pleased to be welcoming our friends at China Oceanwide to the neighborhood and excited about the impact their building will have on the Seaport District,” said David R. Weinreb, Chief Executive Officer for The Howard Hughes Corporation. “This transaction is another sign that the Seaport District, with its unmatched views and distinct sense of place, is gaining recognition as one of the city’s hot spots.”

The revitalized Seaport District will encompass seven buildings on several city blocks totaling more than 365,000 square feet filled with cutting edge dining, shopping, entertainment and cultural offerings that will make the district one of New York City’s premier destinations.

About The Seaport District

The Seaport District, New York City’s oldest new neighborhood, is located on the East River in Lower Manhattan with unparalleled views of the Brooklyn Bridge, Statue of Liberty and the city’s iconic skyline. The rich history as New York’s original commercial hub and its storied waterfront location make the Seaport District one of New York City’s most unique settings. Travel+Leisure recently named the Seaport the 22nd most visited tourist attraction in the world. The Seaport District is being revitalized by The Howard Hughes Corporation into a top destination in New York City for unique culinary, fashion, entertainment and cultural experiences. An essential part of New York for over 300 years, the re-envisioned Seaport District will continue to function as a much-needed community anchor for the rapidly growing population of Lower Manhattan.

About The Howard Hughes Corporation®

The Howard Hughes Corporation owns, manages and develops commercial, residential and mixed-use real estate throughout the U.S. Our properties include master planned communities, operating properties, development opportunities and other unique assets spanning 16 states from New York to Hawai‘i. The Howard Hughes Corporation is traded on the New York Stock Exchange as HHC with major offices in New York, Columbia, MD, Dallas, Houston, Las Vegas and Honolulu. For additional information about HHC, visit www.howardhughes.com, or find us on Facebook, Twitter, Instagram, and LinkedIn.

Safe Harbor Statement

Statements made in this press release that are not historical facts, including statements accompanied by words such as “will,” “believe,” “expect,” “enables,” “realize”, “plan,” “intend,” “assume,” “transform” and other words of similar expression, are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are based on management’s expectations, estimates, assumptions, and projections as of the date of this release and are not guarantees of future performance. Actual results may differ materially from those expressed or implied in these statements. Factors that could cause actual results to differ materially are set forth as risk factors in The Howard Hughes Corporation’s filings with the Securities and Exchange Commission, including its Quarterly and Annual Reports. The Howard Hughes Corporation cautions you not to place undue reliance on the forward-looking statements contained in this release. The Howard Hughes Corporation does not undertake any obligation to publicly update or revise any forward-looking statements to reflect future events, information or circumstances that arise after the date of this release.

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Contacts

Nicole Kolinsky

BerlinRosen Public Affairs

nicole.kolinsky@berlinrosen.com

646.200.5296

Caryn Kboudi

The Howard Hughes Corporation

caryn.kboudi@howardhughes.com

214.741.7744